Exhibit 4

LOAN AGREEMENT
dated as of March 21, 2016
between
HAWAIIAN ELECTRIC INDUSTRIES, INC.,
as Borrower
and
BANK OF AMERICA, N.A.
as Lender

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS 1

Section 1.01	Defined Terms 1

Section 1.02	Terms Generally 16

Section 1.03	Accounting Terms; GAAP 16

ARTICLE 2.	THE LOANS 17

Section 2.01	Commitment 17

Section 2.02	Loans 17

Section 2.03	Request for Loans 17

Section 2.04	Funding of Loans 17

Section 2.05	Termination of Commitment 17

Section 2.06	Repayment of Loans; Evidence of Debt 18

Section 2.07	Prepayment of Loans 18

Section 2.08	Payments Generally 19

ARTICLE 3.	INTEREST, FEES, YIELD PROTECTION, ETC. 19

Section 3.01	Interest 19

Section 3.02	Interest Elections 20

Section 3.03	Fees 21

Section 3.04	Alternate Rate of Interest 21

Section 3.05	Increased Costs; Illegality 21

Section 3.06	Break Funding Payments 23

Section 3.07	Taxes 24

Section 3.08	Mitigation Obligations 27

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES 27

Section 4.01	Organization; Powers 27

Section 4.02	Authorization; Enforceability 27

Section 4.03	Governmental Approvals; No Conflicts 28

Section 4.04	Financial Condition; No Material Adverse Effect 28

Section 4.05	Properties 28

Section 4.06	Litigation and Environmental Matters 29

Section 4.07	Compliance with Laws and Agreements 29

Section 4.08	Regulated Entities 29

Section 4.09	Taxes 29

i

Section 4.10	ERISA 29

Section 4.11	Disclosure 30

Section 4.12	Subsidiaries 30

Section 4.13	Federal Reserve Regulations 30

Section 4.14	Rankings 30

Section 4.15	Solvency 30

Section 4.16	Anti-Corruption Laws and Sanctions 31

ARTICLE 5.	CONDITIONS 31

Section 5.01	Effective Date 31

ARTICLE 6.	AFFIRMATIVE COVENANTS 32

Section 6.01	Financial Statements and Other Information 32

Section 6.02	Notices of Material Events 34

Section 6.03	Existence; Conduct of Business 34

Section 6.04	Payment of Obligations 35

Section 6.05	Maintenance of Properties; Insurance 35

Section 6.06	Books and Records; Inspection Rights 35

Section 6.07	Compliance with Laws 35

Section 6.08	Use of Proceeds 36

ARTICLE 7.	NEGATIVE COVENANTS 36

Section 7.01	Liens 36

Section 7.02	Sale of Assets; Consolidation; Merger; Sale and Leaseback 39

Section 7.03	Restrictive Agreements 40

Section 7.04	Transactions with Affiliates 40

Section 7.05	Capitalization Ratio 40

ARTICLE 8.	EVENTS OF DEFAULT 40

ARTICLE 9.	MISCELLANEOUS 43

Section 9.01	Notices 43

Section 9.02	Waivers; Amendments 45

Section 9.03	Expenses; Indemnity; Damage Waiver 45

Section 9.04	Successors and Assigns 46

Section 9.05	Survival 48

Section 9.06	Counterparts; Integration; Effectiveness; Electronic Execution 48

Section 9.07	Severability 48

Section 9.08	Right of Setoff 49

Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process 49

Section 9.10	WAIVER OF JURY TRIAL 50

Section 9.11	Headings 50

Section 9.12	Confidentiality 50

Section 9.13	Interest Rate Limitation 51

Section 9.14	No Third Parties Benefited 51

Section 9.15	USA PATRIOT Act Notice 51

Section 9.16	No Fiduciary Duty 52

SCHEDULES:
Schedule 1.01    Capitalization, Consolidated Funded Debt and Funded Debt
Schedule 4.12    Subsidiaries
Schedule 7.01    Existing Liens
Schedule 7.03    Existing Restrictions

EXHIBITS:
Exhibit A-1    Form of Opinion of Goodsill Anderson Quinn & Stifel LLP

Exhibit A-2	Form of Opinion of Chester A. Richardson, Esq., Executive Vice President, General Counsel, Secretary and Chief Administrative Officer of the Borrower
Exhibit B    Form of Note
Exhibit C    Form of Borrowing Request
Exhibit D    Form of Interest Election Request

LOAN AGREEMENT, dated as of March 21, 2016 (this “Agreement”), between HAWAIIAN ELECTRIC INDUSTRIES, INC., as Borrower, and BANK OF AMERICA, N.A., as Lender.
The parties hereto agree as follows:

ARTICLE 1.	DEFINITIONS
Section 1.01Defined Terms
As used in this Agreement, the following terms have the meanings specified below:
“ABR Loan” when used in reference to any Loan, refers to such Loan bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of Federal Funds Rate in effect on such day plus 1/2 of 1% per annum and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the applicable Bloomberg screen page (or on the appropriate page of such other information service that publishes such rate as shall be selected by the Lender from time to time in its reasonable discretion) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means with respect to (a) any Eurodollar Loan, 0.75%, and (b) any ABR Loan, 0%.
“Approved Fund” means, with respect to the Lender, any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.
“Availability Period” means the period from and including the Effective Date to the earliest of (a) the date that falls five (5) days after the Effective Date and (b) the date on which any event or condition occurs or exists that constitutes a Default or Event of Default.
“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Hawaiian Electric Industries, Inc., a Hawaii corporation.
“Borrowing Request” means a request by the Borrower to borrow Loans, executed and delivered in accordance with Section 2.03 in substantially the form annexed hereto as Exhibit C.
“Business Day” means any day other than a Saturday, Sunday or a day when banks are authorized by law to close in New York, New York or Honolulu, Hawaii or, when used with reference to a Eurodollar Loan, in London, England.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided, however, no power purchase agreement with an independent power producer or a power producer which is not an Affiliate of the Borrower shall constitute a Capital Lease Obligation.
“Capitalization” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) Funded Debt, (b) preferred stock and (c) Common Stock Equity. The Borrower’s Capitalization as of December 31, 2015 is annexed hereto as Schedule 1.01 (Capitalization); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Capitalization on or for any subsequent date of determination.
“Capitalization Ratio” means, at any date of determination, the ratio of (a) Funded Debt to (b) Capitalization.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; and (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither

(i) nominated by the board of directors of the Borrower, nor (ii) appointed by directors so nominated.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall (except to the extent the same are merely proposed and not in effect) in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means an amount equal to $75,000,000.
“Common Stock Equity” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) common stock, (b) premium and/or expenses on common stock and preferred stock, (c) additional paid-in capital, and (d) retained earnings, excluding Accumulated Other Comprehensive Income or Loss (AOCI) as defined by GAAP, as such definitions now exist and as they may hereafter be amended but subject to Section 1.03 except with respect to matters affecting AOCI, and excluding adjustments made directly to stockholders’ equity as a result of any future issued accounting standards, adopted by the Borrower, that will require adjustments directly to stockholders’ equity.
“Consolidated Capitalization” means, at any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Funded Debt, (b) preferred stock of the Borrower and its Subsidiaries and (c) Consolidated Common Stock Equity.
“Consolidated Common Stock Equity” means, at any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) common stock, (b) premium and/or expenses on common stock and preferred stock, (c) additional paid-in capital, and(d) retained earnings, excluding Accumulated Other Comprehensive Income or Loss (AOCI) as defined by GAAP, as such definitions now exist and as they may hereafter be amended but subject to Section 1.03 except with respect to matters affecting AOCI, and excluding adjustments made directly to stockholders’ equity as a result of any future issued accounting standards, adopted by the Borrower, that will require adjustments directly to stockholders’ equity.

“Consolidated Funded Debt” means, at any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) net long-term debt, defined as the portion of outstanding bonds, debentures, notes and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and Indebtedness under this Agreement, the HEI Credit Agreement or the Hawaiian Electric Credit Agreement), net of cash collateral or other funds on deposit with trustees and unamortized discounts in respect of such bonds, debentures, notes and obligations, that is due one year or more from the date of the relevant balance sheet on which such debt is included, (b) net long-term debt (as so defined) due within one year, defined as the portion of outstanding bonds, debentures, notes and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and Indebtedness under this Agreement, the HEI Credit Agreement or the Hawaiian Electric Credit Agreement) that is due within one year from the date of the relevant balance sheet on which such long-term debt is included and (c) short-term borrowings, including Purchase Money Indebtedness, as included on and defined in the relevant balance sheet; provided, however, no Indebtedness of independent power producers, or other power producers which are not Affiliates of the Borrower, included on a balance sheet of the Borrower by reason of the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810 (formerly referred to as FASB Interpretation NO. 46 (revised December 2003)) shall constitute Consolidated Funded Debt. A schedule of Consolidated Funded Debt as of December 31, 2015 is annexed hereto as Schedule 1.01 (Consolidated Funded Debt); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Consolidated Funded Debt on or for any subsequent date of determination.
“Consolidated Net Worth” means, as of the date of any determination thereof, the sum of the Consolidated Common Stock Equity and preferred stock of the Borrower and its Subsidiaries.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Current SEC Reports” means (a) the Annual Report of the Borrower to the SEC on Form 10-K for the fiscal year ended December 31, 2015 and (b) any current reports of the Borrower to the SEC on Form 8-K filed prior to the Effective Date.
“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Disclosed Matters” means the matters (a) disclosed in the current, periodic and annual reports and other filings including exhibits filed by the Borrower or Significant Subsidiaries from time to time with the SEC pursuant to the requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, including, without limitation, the NextEra Merger, the provisions of the NextEra Merger Agreement for replacement Indebtedness under Section 5.01(a)(x) thereof and for Repayment Debt under Sections 6.06 and 9.03 thereof and the spin-off of ASB Hawaii, Inc. contemplated by the NextEra Merger Agreement, or (b) disclosed by the Borrower to the Lender (either directly or indirectly through the Lender) in writing.

“Dollars” or “$” refers to lawful money of the United States of America.
“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other financial institution, provided that unless a Default has occurred under Article 8(a), Article 8(i) or Article 8(j), and is continuing, such financial institution must be approved by the Borrower (each such approval not to be unreasonably withheld or delayed).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release into the environment of any Hazardous Material or to health and safety matters concerning Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interest” shall mean (a) shares of capital stock and any other equity security that confers on a person or entity the right to receive a share of the profits and losses of, or distribution of assets of, the issuing company and (b) all warrants, options or other rights to acquire any Equity Interest described in clause (a) of this definition.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated with the Borrower as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated with the Borrower as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to pay the “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), unless waived; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar Loan” when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate. For the avoidance of doubt, a Loan that bears interest at a rate determined pursuant to clause (c) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Loan and not a Eurodollar Loan.
“Event of Default” has the meaning assigned to such term in Article 8.
“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) income, franchise or other taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which the Lender or other recipient is organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) if the Lender is a Foreign Lender, any withholding tax that is imposed on amounts payable to the Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to the Lender’s failure to comply with Section 3.07(e), except to the extent that the Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.07(a) and (d) any U.S. federal withholding taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum (rounded, if necessary, to the next greater 1/100 of 1%) equal to the rate per annum published by the Federal Reserve Bank of New York on such day, provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate published by the Federal Reserve Bank on the next preceding Business Day; and provided, further, that if such rate ceases to be so published, the Federal Funds Rate for any day that is a Business day shall be the weighted average of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.
“Financial Officer” means the Executive Vice President and Chief Financial Officer of the Borrower, the Treasurer of the Borrower and persons performing similar responsibilities regardless of title. As of the date of this Agreement, the Executive Vice President and Chief Financial Officer of the Borrower is James A. Ajello and the Interim Treasurer of the Borrower is Clifford H. Chen, and replacement or additional Financial Officers may be identified to the Lender from time to time in a writing signed by the President and Secretary of the Borrower.
“Foreign Lender” means any successor or replacement Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Funded Debt” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) net long-term debt, defined as the portion of outstanding bonds, debentures, notes and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and Indebtedness under this Agreement), net of cash collateral or other funds on deposit with trustees and unamortized discounts in respect of such bonds, debentures, notes and obligations, that is due one year or more from the date of the relevant balance sheet on which such debt is included, (b) net long-term debt (as so defined) due within one year, defined as the portion of outstanding bonds, debentures, notes and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and Indebtedness under this Agreement) that is due within one year from the date of the relevant balance sheet on which such long-term debt is included and (c) short-term borrowings, including Purchase Money Indebtedness, as included on and defined in the relevant balance sheet; provided, however, no Indebtedness of independent power producers, or other power producers which are not Affiliates of the Borrower, included on a balance sheet of the Borrower by reason of the application of Financial Accounting Standards Board Interpretation NO. 46 (revised December 2003) shall constitute Funded Debt. A schedule of Funded Debt as of December 31, 2015 is annexed hereto as Schedule 1.01 (Funded Debt); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Funded Debt on or for any subsequent date of determination.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Hawaii Public Utilities Commission, the SEC and the Federal Energy Regulatory Commission.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any

Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof,
(b)to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof,
(c)to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or
(d)as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;
provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guaranteed” has a meaning correlative thereto.
“Hawaiian Electric” means Hawaiian Electric Company, Inc., a Hawaii corporation.
“Hawaiian Electric Credit Agreement” means the Amended and Restated Credit Agreement, dated April 2, 2014, among Hawaiian Electric, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, modified, supplemented, replaced or refinanced from time to time.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“HEI Credit Agreement” means the Amended and Restated Credit Agreement, dated April 2, 2014, among the Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A.,

as Administrative Agent, as amended, modified, supplemented, replaced or refinanced from time to time.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Indebtedness” of any Person means, without duplication,
(a)all obligations of such Person for borrowed money,
(b)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(c)all obligations of such Person upon which interest charges are customarily paid,
(d)all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,
(e)all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business),
(f)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,
(g)all Guarantees by such Person of Indebtedness of others,
(h)all Capital Lease Obligations of such Person,
(i)all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and
(j)all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of the Borrower or any Subsidiary shall not include deposit liabilities, securities sold pursuant to agreements to repurchase or advances from the Federal Home Loan Bank.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Initial Loans” means the term loans made by the Lender to the Borrower pursuant to Section 2.04 on the date designated by the Borrower in the Borrowing Request.
“Insolvent” means, with reference to any Person, (a) such Person’s debts are greater than all of such Person’s property, at a fair valuation (as determined in the good faith judgment of such Person), exclusive of (i) property transferred, concealed, or removed with intent to hinder, delay, or defraud such Person’s creditors, and (ii) property that may be exempted from property of the estate under Section 522 of the Bankruptcy Code, or (b) such Person is generally not paying its debts as they become due or is unable to pay its debts as they become due.
“Interest Election Request” means a request by the Borrower to convert or continue a Loan in accordance with Section 3.02 and substantially in the form annexed hereto as Exhibit D.
“Interest Payment Date” means (a) with respect to accrued interest on any ABR Loan, the first Business Day of each January, April, July and October and the Maturity Date and (b) with respect to accrued interest on any Eurodollar Loan, the last day of the Interest Period applicable to such Eurodollar Loan and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.
“Interest Period” means, with respect to any Eurodollar Loan, the period commencing on the date the Loans are made (in the case of the Initial Loans) or the effective date of the most recent conversion or continuation of such Eurodollar Loan, and ending on the numerically corresponding day in the calendar month that is one, two, three, six months or twelve months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Interpolated Rate” means, at any time, the rate per annum determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Lender” means Bank of America, N.A., and its successors and permitted assigns.

“LIBO Rate” means, with respect to any Eurodollar Loan for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on the applicable Bloomberg screen page or, in the event such rate does not appear on such Bloomberg pages, on the appropriate page of such other information service that publishes such rate as shall be selected by the Lender from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 3.04.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Note(s) and, if applicable, any Hedging Agreement between the Borrower and the Lender.
“Loans” means the Initial Loans and all conversions and continuations thereof made pursuant to the provisions of this Agreement.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Lender thereunder.
“Material Indebtedness” means all Indebtedness of the Borrower (other than Indebtedness under the Loan Documents) or obligations in respect of one or more Hedging Agreements in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary Indebtedness” means all Indebtedness of any Significant Subsidiaries or obligations of any Significant Subsidiary in respect of one or more Hedging Agreements in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Subsidiary Indebtedness, the “principal amount” of the obligations of any Significant Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Significant Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary Indebtedness Event” means;
(a)any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Subsidiary Indebtedness, when and as the same shall become due and payable and after the expiration of any applicable grace period; or
(b)any event or condition occurs that results in any Material Subsidiary Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Subsidiary Indebtedness or any trustee or agent on its or their behalf to cause any Material Subsidiary Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that no Material Subsidiary Indebtedness Event shall be deemed to have occurred under this definition as a result of (i) any notice of voluntary prepayment delivered by any Significant Subsidiary with respect to any Indebtedness, (ii) any voluntary sale of assets by any Significant Subsidiary as a result of which any Indebtedness secured by such assets is required to be prepaid or (iii) the exercise of any contractual right to cause the prepayment of such Material Subsidiary Indebtedness (other than the exercise of a remedy for an event of default under the applicable contract or agreement).
“Maturity Date” means March 23, 2018.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“NextEra” means NextEra Energy, Inc., a Florida corporation.
“NextEra Merger” means, collectively, the merger of NEE Acquisition Sub II, Inc. with and into Borrower, with the Borrower being the surviving corporation, followed by the merger of the Borrower with and into NEE Acquisition Sub I, LLC, with NEE Acquisition Sub I, LLC being the surviving limited liability company, as provided for in the NextEra Merger Agreement.
“NextEra Merger Agreement” means the Agreement and Plan of Merger dated as of December 3, 2014, by and among NextEra, NEE Acquisition Sub I, LLC, a Delaware limited liability company, NEE Acquisition Sub II, Inc., a Delaware corporation, and the Borrower.
“Note” or “Notes” means a promissory note (or notes) evidencing the Loans payable to the order of the Lender (or if required by the Lender, to the Lender and its registered assigns) substantially in the form of Exhibit B.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“OFAC Sanctions” means economic or financial sanctions or trade embargoes imposed or enforced from time to time by the U.S. government and administered by OFAC.
“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, other than Excluded Taxes.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Investments” means, at any time, investments as allowed in accordance with the HEI Cash Management Investment Guidelines dated May 5, 2015, as disclosed to the Lender prior to the Effective Date and as the same may be amended from time to time with the written consent of the Lender, such written consent not to be unreasonably delayed or withheld.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum published from time to time by The Wall Street Journal as the Wall Street Journal Prime Rate; each change in the Prime Rate shall be effective from and including the date such change is first published.
“Purchase Money Indebtedness” means Indebtedness of the Borrower that is incurred to finance part or all of (but not more than) the purchase price of a tangible asset; provided that
(a)the Borrower did not at any time prior to such purchase have any interest in such asset other than an option to purchase, a security interest, or an interest as lessee under an operating lease and
(b)such Indebtedness is incurred at the time of, or within 90 days after, such purchase.
“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, and employees of such Person and such Person’s Affiliates.
“Restricted Payment” means, with respect to any Person, (a) any dividend or other distribution (whether in cash, securities or other property) by such entity with respect to any Equity Interests of such Person, (b) any payment (whether cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, and (c) any payment of principal, interest or premium or any purchase, redemption, retirement, acquisition or defeasance with respect to any subordinated debt of such Person.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
”SEC” means the United States Securities and Exchange Commission.
“SEC Reports” means the reports filed by the Borrower with the SEC pursuant to the Securities Exchange Act of 1934, as amended.
“Significant Subsidiary” means each of Hawaiian Electric, American Savings Bank, F.S.B., ASB Hawaii, Inc. and any other Subsidiary having 15% or more of the total assets, or 15% or more of the total operating income, of the Borrower and its Subsidiaries on a consolidated basis, in either case as the consolidated total assets and consolidated total operating income of the Borrower and its Subsidiaries are reflected in the most recent annual or quarterly report filed by the Borrower with the SEC.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. While any Loan is a Eurodollar Loan, it shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate with respect to each Eurodollar Loan shall be adjusted automatically on and as of the effective date of any change in any reserve percentage and any change in the interest amount shall be due and payable on each date on which interest is payable on such Eurodollar Loan; provided the Borrower has received at least 10 days’ prior notice from the Lender of such additional interest or costs. If the Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower and any subsidiary of a Subsidiary of the Borrower.
“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority.
“Transactions” means (a) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) the borrowing of the Initial Loans, and (c) the use of the proceeds of the Loans.
“Type” when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate. For the avoidance of doubt, a Loan that bears interest at a rate determined pursuant to clause (c) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Loan and not a Eurodollar Loan.
“U.S. Department of State Sanctions” means economic or financial sanctions or trade embargoes imposed or enforced from time to time by the U.S. government and administered by the U.S. Department of State.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02Terms Generally
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) any reference herein to any law, rule, regulation or treaty shall, unless otherwise specified, refer to such law, rule, regulation, or treaty as amended, restated, supplemented or otherwise modified from time to time, (g) the words “convert” or “conversion” when used with reference to a Loan mean a conversion of a Loan from one Type to another Type, and (h) the words “continue” or “continuation” when used with reference to a Loan mean a continuation of any Eurodollar Loan as a Eurodollar Loan with the same or a different Interest Period.
Section 1.03Accounting Terms; GAAP
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or

Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE 2.	THE LOANS
Section 2.01Commitment
Subject to the terms and conditions set forth herein, the Lender agrees to make the Initial Loans to the Borrower in a single draw on any Business Day during the Availability Period in an aggregate principal amount equal to the Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.
Section 2.02Loans
The Initial Loans shall be made as Eurodollar Loans as the Borrower may request in accordance herewith (including Section 3.02). Each Eurodollar Loan shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. There shall not at any time be more than a total of fifteen Eurodollar Loans outstanding. Notwithstanding anything to the contrary set forth in this Agreement, the Borrower shall not be entitled to elect to convert or continue any Eurodollar Loan if the Interest Period requested with respect thereto would end after the Maturity Date, and at the end of any Interest Period for a Eurodollar Loan that ends less than one (1) month prior to the Maturity Date, such Eurodollar Loan shall be converted to an ABR Loan.
Section 2.03Request for Loans
To request the Initial Loans, the Borrower shall execute and deliver to the Lender a Borrowing Request not later than 3:00 p.m., Seattle, Washington time, two Business Days before the date of borrowing designated by the Borrower in the Borrowing Request. The Borrowing Request shall specify the initial Interest Period(s) to be applicable to each Eurodollar Loan, which shall be a period contemplated by the definition of the term “Interest Period,” and the location and number of the Borrower’s account to which funds are to be disbursed.
Section 2.04Funding of Loans
Subject to Section 2.01, the Lender shall make the Initial Loans on the date designated by the Borrower in the Borrowing Request by wire transfer of immediately available funds by 11:00 a.m., Seattle, Washington time, to the account of the Borrower designated by it for such purpose in the Borrowing Request.
Section 2.05Termination of Commitment
The Commitment shall terminate when the Initial Loans are made by the Lender.

Section 2.06Repayment of Loans; Evidence of Debt
(a)The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of the Loans on the Maturity Date.
(b)The Lender shall maintain accounts in which it shall record (i) the amount of the Loans made hereunder, the Type thereof, and if applicable, the Interest Period(s) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder, and (iii) the amount of any sum received by the Lender.
(c)The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall, to the extent not inconsistent with any entries made in the Note, be prima facie evidence of the existence and amounts of the obligations recorded therein except for clearly demonstrated error; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(d)The Loans and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be evidenced by one or more Notes payable to the order of the Lender (or, if such Note is a registered Note, to the Lender and its registered assigns).
Section 2.07Prepayment of Loans
(a)The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to the requirements of this Section.
(b)Simultaneously with each prepayment of any Loan, the Borrower shall, if and to the extent required by Section 3.01(c), prepay all accrued interest on the amount prepaid through the date of prepayment.
(c)The Borrower shall notify the Lender by telephone, which may be given by the President or a Financial Officer of the Borrower, (confirmed by facsimile transmission executed by the President of the Borrower or a Financial Officer) of any prepayment under Section 2.07(a) (i) in the case of prepayment of a Eurodollar Loan, not later than 2:00 p.m., Seattle, Washington time, two Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Loan, not later than 2:00 p.m., Seattle, Washington time, on the Business Day of the prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, and the principal amount of each Loan or any portion thereof to be prepaid. Each partial prepayment of any Loan under Section 2.07(a) shall, be in an integral multiple of $1,000,000 and not less than $1,000,000. Prepayments shall be accompanied by accrued interest if and to the extent required by Section 3.01. Notwithstanding anything to the contrary contained in this Agreement, Borrower’s prepayment of the Loans in order to close the NextEra Merger may be made no later than 2:00 p.m., Seattle, Washington time, on the same Business Day that the Borrower gives notice of the prepayment.

Section 2.08Payments Generally
(a)The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 3.05, 3.06, 3.07 or 9.03, or otherwise) prior to 3:00 p.m., Seattle, Washington time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender either by wire transfer to Lender in accordance with wire transfer instructions provided by Lender or at its office at P.O. Box 660576, Dallas, Texas 75266-0576, or such other office as to which the Lender may specify in a notice to the Borrower. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment of accrued interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal of Loans, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, and (ii) second, towards payment of principal of Loans then due hereunder.

ARTICLE 3.INTEREST, FEES, YIELD PROTECTION, ETC.
Section 3.01Interest
(a)Unless otherwise provided by the terms of this Agreement, all Loans shall bear interest at the Adjusted LIBO Rate for the applicable Interest Period plus the Applicable Margin. All ABR Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b)Notwithstanding the foregoing, if any principal of and interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due and after the expiration of any applicable grace period, then all such amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section, or (ii) in the case of any other amount, 2% plus the Alternate Base Rate.
(c)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment (other than a prepayment of an ABR Loan before the Maturity Date), and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) in the period in question. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Lender in accordance with the provisions of this Agreement, and such determination shall be conclusive absent clearly demonstrable error.
Section 3.02Interest Elections
(a)The Initial Loans shall be Eurodollar Loans. Each Eurodollar Loan included in the Initial Loans shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may continue each Eurodollar Loan and may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Loans, and the Loans comprising each such portion shall be considered separate Loans. The Loans may be converted from Eurodollar Loans into ABR Loans under the circumstances described in this Section and in Sections 2.02, 3.04 or 3.05, and the Borrower shall have no right hereunder to otherwise request, convert or continue any Loans as ABR Loans.
(b)To make an election pursuant to this Section, the Borrower shall notify the Lender of such election by telephone, which may be made by the President or a Financial Officer of the Borrower, not later than 3:00 p.m., Seattle, Washington time, three Business Days before the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable, except as otherwise provided in Section 3.04, and shall be confirmed promptly by hand delivery, electronic (e-mail) delivery or facsimile transmission to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the President of the Borrower or a Financial Officer.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to clause (iii) of this paragraph shall be specified for each resulting Loan);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request does not specify an Interest Period for any Eurodollar Loan (or portion thereof), then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable to a Eurodollar Loan, then, unless such Eurodollar Loan is repaid as provided herein, at the end of such Interest Period, such Eurodollar Loan shall be continued as a Eurodollar Loan with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no Eurodollar Loan may be continued beyond the current Interest Period as a Eurodollar Loan, and (ii) unless repaid, each Eurodollar Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.
Section 3.03Fees
All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees and other amounts paid shall not be refundable under any circumstances other than clearly demonstrable error.
Section 3.04Alternate Rate of Interest
If prior to the commencement of any Interest Period for a Eurodollar Loan:
(a)the Lender determines (which determination shall be conclusive and binding absent clearly demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)the Lender determines that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of maintaining the Eurodollar Loan for such Interest Period;
then the Lender shall give notice thereof to the Borrower by telephone or facsimile transmission as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan for such Interest Period shall be ineffective, and (ii) such Loan shall be converted to an ABR Loan.
Section 3.05Increased Costs; Illegality
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)impose on the Lender or the London interbank market any other condition affecting this Agreement, any Eurodollar Loans made by the Lender or any participation therein; or
(iii)subject the Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting into or maintaining any Loan hereunder (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will, upon request by the Lender, pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b)If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(c)A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section including reasonably detailed supporting information shall be delivered to the Borrower and shall be binding on the Borrower absent clearly demonstrable error, it being understood that the Borrower’s obligations payable to the Lender pursuant to this clause (c) will be reasonably determined by the Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the Lender under agreements having provisions similar to this Section 3.05 after consideration of such factors as the Lender then reasonably determines to be relevant). The Borrower shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof unless the Borrower is asserting in good faith that there is clearly demonstrable error in such certificate.
(d)Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof but not to exceed a period of 365 days.
(e)Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Change in Law shall make it unlawful for the Lender to maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower:
(i)the Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by the Lender hereunder (or be continued for additional Interest Periods), whereupon any request to continue a Eurodollar Loan for an additional Interest Period shall be deemed a request for an ABR Loan, unless such declaration shall be subsequently withdrawn; and
(ii)the Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.
In the event the Lender shall exercise its rights under (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by the Lender or the converted Eurodollar Loans of the Lender shall instead be applied to repay the ABR Loans in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable. For purposes of this paragraph, a notice to the Borrower by the Lender shall be effective as to each Eurodollar Loan made by the Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
Section 3.06Break Funding Payments
In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to the Lender shall be deemed to include an amount reasonably determined by the Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that the Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the

Borrower and shall be binding on the Borrower absent clearly demonstrable error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 15 days after receipt thereof unless there is clearly demonstrable error in any such certificate.
Section 3.07Taxes
(a)Except as required by applicable law, any and all payments by or on account of any obligation of the Borrower hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Taxes, provided that, if the Borrower is required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)In addition (but without duplication) the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)The Borrower shall indemnify the Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and, unless caused by the gross negligence or willful misconduct of the Lender, any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, including, if available, reasonably detailed supporting information, shall be delivered to and be binding on the Borrower absent clearly demonstrable error. If the Lender receives a refund in respect of any Indemnified Taxes for which the Lender has received payment from the Borrower hereunder, it shall promptly notify the Borrower of such refund and shall promptly upon receipt repay such refund to the Borrower, net of all out-of-pocket expenses of the Lender and without interest (other than interest paid by the relevant Governmental Authority, if applicable); provided that the Borrower, upon the request of the Lender, agrees to return such refund (plus penalties, interest or other charges) to the Lender in the event the Lender is required to repay such refund. Nothing contained in this Section shall prohibit the Borrower from contesting or seeking a refund of any Indemnified Taxes after payment thereof has been made in accordance with this Section and the Lender shall take such steps as the Borrower shall reasonably request to assist the Borrower in contesting or seeking a refund of any Indemnified Taxes. Notwithstanding anything to the contrary in this paragraph (c), in no event will the Lender be required to pay any amount to the Borrower pursuant to this paragraph (c) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to either the Borrower or any other Person.
(d)As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(e)If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.07(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.
(f)Without limiting the generality of the foregoing,
(i)any Eligible Assignee that is a “United States” Person under the Code shall deliver to the Borrower on or prior to the date on which the Eligible Assignee becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that the Eligible Assignee is exempt from U.S. federal backup withholding tax;
(ii)any Eligible Assignee that is a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Eligible Assignee becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)executed originals of IRS Form W-8ECI;
(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(D)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii)any Eligible Assignee that is a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(iv)if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

Section 3.08Mitigation Obligations
If the Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.07, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.05 or 3.07, as applicable, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that:
Section 4.01Organization; Powers
The Borrower and each of its Significant Subsidiaries (other than American Savings Bank, F.S.B.) is duly and validly organized and existing in good standing under the law of its jurisdiction of organization, formation or charter (it being understood that Hawaiian Electric was originally organized under the laws of the Kingdom of Hawaii, Hawaii Electric Light Company, Inc. was originally organized under the laws of the Republic of Hawaii and Maui Electric Company, Limited was originally organized under the laws of the Territory of Hawaii) and is in good standing and duly licensed or qualified to transact business in each other jurisdiction where failure to so qualify would have a Material Adverse Effect. American Savings Bank, F.S.B. is chartered under the laws of the United States of America to transact the business of a federal savings bank and its charter is in full force and effect. The Borrower has full power to execute, deliver and perform this Agreement and the Notes and to borrow hereunder. The Borrower’s execution and performance of this Agreement and the Notes, and each borrowing hereunder have been duly authorized by all necessary corporate action and do not and, as of the time of each borrowing will not, violate any provision of law or of its articles of incorporation or bylaws, or result in the breach of or constitute a default under or require any consent under any indenture or other material agreement or material instrument to which the Borrower is a party or by which the Borrower or its property is bound or affected.
Section 4.02Authorization; Enforceability
Each Loan Document has been (or, at the time executed by the Borrower, will have been) duly executed and delivered by the Borrower and constitutes (or at such time will constitute) a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03Governmental Approvals; No Conflicts
All consents or approvals of any state or federal agency or authority, if any, required in order to permit the Borrower to enter into this Agreement and to borrow hereunder, have been obtained and remain in full force and effect and the Transactions (a) do not require any other consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Significant Subsidiaries or any order, rule or regulation of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Significant Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Significant Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Significant Subsidiaries.
Section 4.04Financial Condition; No Material Adverse Effect
(a)The Current SEC Reports include (in clause (a) of the definition thereof) the consolidated balance sheets of the Borrower and its Subsidiaries as of the last day of the fiscal year ended December 31, 2015, and the related consolidated statements of income, retained earnings and cash flows (or changes in financial position, as the case may be) for such fiscal year, which consolidated financial statements for fiscal year ended December 31, 2015 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries as of the respective dates of such balance sheets and results of their operations and cash flows (or changes in financial position) for the periods covered by such statements of income, retained earnings and cash flows (or changes in financial position), in accordance with GAAP.
(b)As of the Effective Date, except as set forth in the Disclosed Matters, since December 31, 2015, there has been no change or development that has had or would reasonably be expected to have a Material Adverse Effect.
Section 4.05Properties
(a)Each of the Borrower and its Significant Subsidiaries has good title to, or valid license or leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)Each of the Borrower and its Significant Subsidiaries owns, or is entitled to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Significant Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 4.06Litigation and Environmental Matters
(a)Except for Disclosed Matters, as of the Effective Date there are no suits or proceedings pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Significant Subsidiaries which have had or could reasonably be expected to have a Material Adverse Effect.
(b)Since the date of this Agreement, except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Significant Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, or (iii) have received notice of any claim with respect to any Environmental Liability.
Section 4.07Compliance with Laws and Agreements
The Borrower and each of its Significant Subsidiaries is in compliance in all material respects with all laws, regulations and order of any Governmental Authority applicable to it or its property and all indentures and material agreements binding upon the Borrower or its Significant Subsidiaries, except (a) as disclosed in the Disclosed Matters and (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 4.08Regulated Entities
The Borrower is not an “investment company” nor is it “controlled” by an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
Section 4.09Taxes
The Borrower has timely filed (or validly extended) or caused to be filed (or validly extended) all material tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books, to the extent required by GAAP, adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 4.10ERISA
No ERISA Event has occurred that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 4.11Disclosure
To the knowledge of the Borrower, the financial statements referred to in Section 4.04(a) do not, nor does this Agreement, nor any written statement furnished by the Borrower to the Lender pursuant to or in connection with this Agreement, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which it was made; provided that the foregoing is hereby qualified to the extent of any projections or other “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions; and provided, further, that any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements; it being expressly understood and agreed that (i) forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning the Borrower and its Subsidiaries or Affiliates, the performance of the industries in which they do business and economic and market factors, among other things, and (ii) such forward-looking statements are not guarantees of future performance. As of the Effective Date, there is no fact known to the Borrower which has had or would reasonably be expected to have a Material Adverse Effect which has not been disclosed herein or in the Disclosed Matters.
Section 4.12Subsidiaries
Schedule 4.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary, as of the Effective Date.
Section 4.13Federal Reserve Regulations
(a)After the application of the proceeds of the Loan, not more than 25% of the value of the assets of the Borrower will consist of or be represented by Margin Stock.
(b)No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.
Section 4.14Rankings
The obligations of the Borrower to the Lender under this Agreement and the other Loan Documents will rank senior to, or pari passu with, other unsecured Indebtedness of the Borrower.
Section 4.15Solvency
Immediately after the consummation of the Transactions and after the incurrence of any Borrowing, the Borrower and its Subsidiaries taken as a whole are not and will not be Insolvent.

Section 4.16Anti-Corruption Laws and Sanctions
For purposes of this Section 4.16, “knowledge” as to the Borrower means the actual knowledge of the President, CEO, any Executive Vice President, General Counsel (or other chief legal officer) or Financial Officer of the Borrower. The Borrower and/or its Significant Subsidiaries have implemented and maintain in effect policies and/or procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and to ensure compliance by the Borrower and its Subsidiaries and the respective officers and employees of the Borrower and its Subsidiaries with applicable OFAC Sanctions. The Borrower and its Subsidiaries, and to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and OFAC Sanctions in all material respects. The Borrower and its Subsidiaries have implemented, or caused to be implemented, reasonable additional measures designed to ensure compliance by the Borrower, its Subsidiaries and their officers and employees with applicable U.S. Department of State Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of proceeds of any Loan or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE 5.	CONDITIONS
Section 5.01Effective Date
The obligations of the Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived in accordance with Section 9.02 (it being understood and agreed that any of the following instruments, agreements, certificates, opinions, or other documents may be delivered or furnished by delivering or furnishing a facsimile transmission or other electronic image thereof followed by the delivery of an original or an originally executed counterpart thereof):
(a)The Lender (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Lender that such party has signed a counterpart of this Agreement.
(b)The Lender shall have received a Note signed on behalf of the Borrower.
(c)The Lender shall have received a favorable written opinion (addressed to the Lender and dated the Effective Date) from (i) Goodsill Anderson Quinn & Stifel LLP substantially in the form of Exhibit A-1 and (ii) Chester A. Richardson, Esq., Executive Vice President, General Counsel, Secretary and Chief Administrative Officer of the Borrower, substantially in the form of Exhibit A-2, in each case covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Lender shall reasonably request. The Borrower hereby requests such counsels to deliver such opinions.

(d)The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Lender and its counsel.
(e)The Lender shall have received a certificate, dated the Effective Date and signed by the President of the Borrower or a Financial Officer certifying that (i) the representations and warranties of the Borrower set forth in Article 4 of this Agreement (other than the representations and warranties in Sections 4.04(b) and 4.06 of this Agreement) shall be true and correct in all material respects on and as of such date, except to the extent such representations and warranties relate to any earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, (ii) at the time of and immediately after giving effect to the Transactions, no Default shall have occurred and be continuing and (iii) no Material Subsidiary Indebtedness Event shall have occurred and be continuing.
(f)The Lender shall have received payment of all fees required to be paid, and all reasonably incurred and duly documented expenses which are otherwise required to be reimbursed, in each case for which invoices with appropriate supporting documentation have been presented at least two (2) Business Days prior to the Effective Date.
(g)The Lender shall have received evidence reasonably satisfactory to it that all material governmental and third party approvals necessary or, in the discretion of the Lender, advisable in connection with the Transactions shall have been obtained and be in full force and effect.
(h)The Lender shall have received confirmation from NextEra that NextEra has identified the Indebtedness (as defined in the NextEra Merger Agreement) of the Borrower under this Agreement to be “Repayment Debt” as such term is used in the NextEra Merger Agreement).
The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE 6.	AFFIRMATIVE COVENANTS
Until the principal of and interest on the Loans and all fees and other amounts (other than contingent liability obligations) payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lender that:
Section 6.01Financial Statements and Other Information
The Borrower will furnish to the Lender the following (it being agreed that the obligation of the Borrower to furnish the financial statements, reports, information and documents referred to below (other than the certificate referred to in clause (c) below) may be satisfied by the

Borrower’s delivery to, or filing such statements, reports, information and documents with, the SEC via the EDGAR filing system (or any successor system thereto)):
(a)within 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, cash flows and retained earnings as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, cash flows and retained earnings as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the President of the Borrower or a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the President of the Borrower or of a Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.05, and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the later to occur of (x) the date of the audited financial statements referred to in Section 4.04 and (y) the date of the last certificate furnished pursuant to this Section 6.01(c), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)promptly after the same become publicly available, and as the Lender may reasonably request, copies of all periodic and other reports, proxy statements and other materials filed under the Securities Exchange Act of 1934 or any successor statute by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, as the Lender may reasonably request;
(e)promptly after the same becomes publicly available, notice of any change in the Borrower’s Issuer Ratings, which notice may be satisfied if the information is included in the Disclosed Matters; and

(f)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may reasonably request, provided that the Borrower shall not be required to furnish information relating to American Savings Bank, F.S.B. if such disclosure may, in the Borrower’s reasonable judgment, compromise or adversely affect American Savings Bank, F.S.B.’s competitive position in relation to the Lender.
Section 6.02Notices of Material Events
The Borrower will furnish to the Lender prompt written notice of the following (provided, however, that the obligation of the Borrower to provide such notice shall be deemed satisfied if the same is promptly included in the Disclosed Matters):
(a)the occurrence of any Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Significant Subsidiary (other than actions, suits or proceedings in the ordinary course of business or before the Public Utilities Commission or tax audits) that would reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Significant Subsidiaries in an aggregate amount exceeding 25% of the projected benefit obligations under all Plans.
(d)any other material event that is required to be disclosed by the Borrower on Form 8K to the SEC.
At the request of the Lender, a Financial Officer or other executive officer of the Borrower will provide a statement setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 6.03Existence; Conduct of Business
The Borrower will do or cause to be done, and will cause each of its Significant Subsidiaries to do or cause to be done, all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.02 or any merger or consolidation of a Significant Subsidiary into the Borrower or another Significant Subsidiary of the Borrower or the transfer of assets by any Significant Subsidiary to the Borrower or another Significant Subsidiary of the Borrower followed by the liquidation of dissolution of such Significant Subsidiary.

Section 6.04Payment of Obligations
The Borrower will pay its obligations, including its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) if required by GAAP, the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
Section 6.05Maintenance of Properties; Insurance
(a)The Borrower will keep and maintain, and will cause each of its Significant Subsidiaries to keep and maintain, all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided, however, that nothing shall prevent the Borrower or a Significant Subsidiary, as appropriate, from discontinuing the operation or maintenance of any property if such discontinuance is, in the judgment of the Borrower or such Significant Subsidiary, desirable in the conduct of the business of the Borrower or such Significant Subsidiary.
(b)The Borrower will maintain, or cause to be maintained, and will cause each of its Significant Subsidiaries to maintain, or cause to be maintained, with reputable insurance companies, so long as such insurance is available on commercially reasonable terms (including appropriate deductibles, self-insurance, exclusions and limitations), insurance in such amounts and against such risks as the Borrower and its Significant Subsidiaries have customarily maintained.
Section 6.06Books and Records; Inspection Rights
The Borrower will maintain and cause each of its Significant Subsidiaries to maintain, accurate and proper accounting records and books in accordance with GAAP, and provide the Lender, subject to the provisions of Section 9.12, with access to such books and accounting records at the request of the Lender made for a legitimate business purpose related to the Transactions during the Borrower’s normal business hours and to discuss its affairs, finances and condition with its Financial Officers, all at such reasonable times with reasonable advance notice and as often as reasonably requested; provided, however, that the Borrower shall not be required to disclose to the Lender information relating to American Savings Bank, F.S.B. if such disclosure may, in the Borrower’s reasonable judgment, compromise or adversely affect American Savings Bank, F.S.B.’s competitive position in relation to the Lender.
Section 6.07Compliance with Laws
The Borrower will comply, and will cause each of its Significant Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders of any Governmental Authority, a breach of which would reasonably be expected to have a Material Adverse Effect, except where contested in good faith and, if applicable, by proper proceedings. The Borrower will, and/or will cause each of its Significant Subsidiaries to, maintain in effect and enforce policies and/or procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable OFAC Sanctions.
Section 6.08Use of Proceeds
The Borrower will use the proceeds of the Loans only for lawful purposes of the Borrower and its Subsidiaries not inconsistent with or limited by the terms hereof, including, without limitation, for the repayment of the HEI Senior Note 4.41%, due March 24, 2016, for the repayment of other long-term debt and short term borrowings, for investments in and loans to its Subsidiaries and for other general corporate purposes of the Borrower, all to the extent the Borrower is legally permitted to use such proceeds for such purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 7.	NEGATIVE COVENANTS
Until the principal of and interest on all Loans and all fees and other amounts (other than contingent liability obligations) payable under the Loan Documents shall have been paid in full, or unless the Lender otherwise consents in writing, the Borrower covenants and agrees with the Lender that:
Section 7.01Liens
The Borrower will not incur, create, assume or permit to exist any Lien on the capital stock of or other ownership interests in Hawaiian Electric Company, Inc., American Savings Bank, F.S.B. or any other Significant Subsidiary or any Lien on any of its other assets, now or hereafter owned, without effectively providing concurrently therewith to equally and ratably secure the obligations of Borrower under this Agreement, except:
(a)Liens securing the payment of Indebtedness of the Borrower to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income by the holders thereof pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of the issuance of such obligations, and Indebtedness to the issuer of a letter of credit or a letter of guaranty to support any such obligations to the extent the Borrower or any Subsidiary is required to reimburse such issuer for drawings under such letter of credit or letter of guaranty with respect to the principal of or interest on such obligations;

(b)deposits under workmen’s compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;
(c)Liens imposed by law, such as carriers’, warehousemen’s or mechanics’ liens, incurred in good faith in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and Liens arising out of judgments or awards not exceeding $50,000,000 in the aggregate with respect to which appeals are being prosecuted, execution pending such appeals having been effectively stayed;
(d)the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, or permit, or by any provision of law, to purchase or recapture or designate a purchaser of any property;
(e)any Lien securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business;
(f)any Lien existing on (i) any property or asset at the time such property or asset is acquired by the Borrower (including acquisition by merger or consolidation), but only if and so long as (1) such Lien was not created in contemplation of such property or asset being acquired, (2) such Lien is and will remain confined to the property or asset subject to it at the time such property or asset is acquired and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof and (3) such Lien secures only the obligation secured thereby at the time such property or asset is acquired;
(g)any Lien in existence on the Effective Date to the extent set forth on Schedule 7.01, but only, in the case of each such Lien, to the extent it secures an obligation outstanding on the Effective Date to the extent set forth on such Schedule, and extensions, renewals and refinancings of such obligations that do not increase the outstanding principal amount thereof (other than for accrued interest and transactional fees and expenses of such extension, renewal or refinancing);
(h)any Lien securing Purchase Money Indebtedness, or to secure payment of all or any part of the cost of construction of improvements as they are incurred or within 270 days thereafter, but only if, in the case of each such Lien, (i) such Lien shall at all times be confined solely to the property or asset the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof and (ii) such Lien attached to such property or asset within 270 days of the acquisition or improvement of such property or asset;
(i)easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of the Borrower or any Significant Subsidiary conducted at the property subject thereto;
(j)licenses, leases and subleases of property owned or leased by the Borrower or any Significant Subsidiary not interfering with the ordinary conduct of the business of the Borrower and the Significant Subsidiaries;
(k)Liens securing obligations, neither assumed by the Borrower or any Significant Subsidiary nor on account of which the Borrower or any Significant Subsidiary customarily pays interest, upon real estate or under which the Borrower or any Significant Subsidiary has a right- of-way, easement, franchise or other servitude or of which the Borrower or any Significant Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating transmission and distribution lines and related support structures, pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment;
(l)Liens arising by virtue of any statutory or common law or contractual provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution;
(m)any Lien constituting a renewal, extension or replacement of a Lien permitted under clause (f), (g) or (h) of this Section 7.01, but only if (i) at the time such Lien is granted and immediately after giving effect thereto, no Default or Event of Default would exist and be continuing, (ii) such Lien is limited to all or a part of the property or asset that was subject to the Lien so renewed, extended or replaced and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof, (iii) the principal amount of the obligations secured by such Lien does not exceed the principal amount of the obligations secured by the Lien so renewed, extended or replaced, together with reasonable out-of-pocket expenses and accrued interest with respect to the obligations so renewed, extended or replaced, and (iv) the obligations secured by such Lien bear interest at a rate per annum not exceeding the rate borne by the obligations secured by the Lien so renewed, extended or replaced except for any increase that, in the reasonable opinion of the Borrower, is commercially reasonable at the time of such increase;
(n)Liens securing Indebtedness or other obligations of the Borrower or any Significant Subsidiary; provided that at the time any such Indebtedness or other monetary obligation is incurred (and after giving effect to the concurrent repayment of any Indebtedness or other monetary obligations with the proceeds thereof), the aggregate principal amount of all Indebtedness and other monetary obligations then secured pursuant to this clause (n) does not exceed 15% of Consolidated Net Worth;
(o)any Lien on any capital stock of any corporation which is registered in the name of Borrower or otherwise owned by or held for the benefit of the Borrower (other than, in either case, the capital stock of any Significant Subsidiary) which may constitute Margin Stock; or

(p)any Lien on property arising in connection with any defeasance, covenant defeasance or in substance defeasance of any Indebtedness pursuant to an express contractual provision with respect thereto or GAAP.
Section 7.02Sale of Assets; Consolidation; Merger; Sale and Leaseback
The Borrower will not,
(a)sell, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person;
(b)consolidate with or merge into any other corporation (other than a merger of a Subsidiary into, or a consolidation of a Subsidiary with, the Borrower and other than the NextEra Merger), or acquire all or substantially all the properties and assets of any Person unless:
(i)in the case of a merger or consolidation with the Borrower, the Borrower is the surviving corporation; and
(ii)after giving effect to any merger or consolidation or acquisition, the Borrower is in pro forma compliance with Section 7.05; and
(iii)no Default or Event of Default exists or results therefrom and is continuing; and
(iv)the aggregate consideration paid in connection with any such acquisition (including the aggregate amount of all indebtedness assumed) shall not exceed an amount equal to 25% of the Consolidated Capitalization of the Borrower and its Subsidiaries immediately prior to such acquisition); and
(v)the Lender shall have received prior to the consummation of any such merger, consolidation or acquisition, a certificate executed by a Financial Officer as to each of the matters described in clause (i)-(iv);
(c)enter into any arrangement, directly or indirectly, with any Person whereby the Borrower shall sell or transfer and lease back any portion of its property, real, personal or mixed, and used and useful in its business, whether now owned or hereafter acquired, which constitutes a material portion of the total property of the Borrower; or
(d)sell, assign, transfer, or otherwise dispose of the common stock of or other ownership interests ordinarily entitled to vote in the election of directors of any Significant Subsidiary, other than directors’ qualifying shares, provided that after written notice to the Lender by the Borrower all issued and outstanding shares of common stock of ASB Hawaii, Inc., may be distributed to the Borrower’s shareholders, up to 30 days prior to the date the NextEra Merger is expected to become effective.

Section 7.03Restrictive Agreements
The Borrower will not, and will not permit any Significant Subsidiary to, enter into, incur, permit to exist, directly or indirectly any agreement or arrangement that prohibits, restricts or imposes any condition upon the ability of any Significant Subsidiary to (a) make any Restricted Payments or to repay any Indebtedness owed to the Borrower, (b) make loans or advances to the Borrower or (c) transfer any of its property or assets to the Borrower, provided that the foregoing shall not apply to restrictions and conditions (i) imposed by law or regulation or by any regulatory agency, body or authority including under agreements with regulatory agencies, bodies, or authorities, (ii) contained in or otherwise permitted by this Agreement, the HEI Credit Agreement or the Hawaiian Electric Credit Agreement, (iii) existing on the Effective Date identified on Schedule 7.03 hereto and amendments and modifications thereto, so long as such amendments or modifications do not materially expand the scope of any such restriction or condition, (iv) resulting from pledges of assets by American Savings Bank, F.S.B. to other financial institutions in connection with its banking operations, or (v) that are entered into, incurred or permitted to exist following the date hereof that are not materially more expansive in scope than the restrictions and conditions referred to in this Section 7.03.
Section 7.04Transactions with Affiliates
Except as specifically permitted by this Agreement, the Borrower will not sell, transfer, lease or otherwise dispose of (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except at prices and on terms and conditions not materially less favorable to the Borrower than could be obtained on an arm’s length basis from unrelated third parties, provided that this Section shall not apply to any transaction that is otherwise permitted under this Article 7.
Section 7.05Capitalization Ratio
The Borrower will not permit its Capitalization Ratio to exceed 0.50 to 1.00 as of the end of any fiscal quarter or fiscal year end.

ARTICLE 8.	EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower in or pursuant to this Agreement or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.03 (with respect to the Borrower’s existence), 6.08, 7.02, 7.03 or 7.05;
(e)(1) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02 and such failure shall continue unremedied for a period of 10 days after a Financial Officer of the Borrower shall have obtained knowledge thereof;
(2)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b), (d) or (e)(i) of this Article), and such failure shall continue unremedied for a period of 30 days after the Borrower shall have received notice thereof from the Lender;
(f)the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after the expiration of any applicable grace period;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that then enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that no Event of Default shall occur under this paragraph (g) as a result of (i) any notice of voluntary prepayment delivered by the Borrower with respect to any Indebtedness, (ii) any voluntary sale of assets by the Borrower as a result of which any Indebtedness secured by such assets is required to be prepaid or (iii) the exercise of any contractual right to cause the prepayment of such Material Indebtedness (other than the exercise of a remedy for an event of default under the applicable contract or agreement);
(h)any event or condition occurs that results in any Material Subsidiary Indebtedness becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that no Event of Default shall occur under this paragraph (h) as a result of (i) any notice of voluntary prepayment delivered by any Significant Subsidiary with respect to any Indebtedness, (ii) any voluntary sale of assets by any Significant Subsidiary as a result of which any Material Subsidiary Indebtedness secured by such assets is required to be prepaid or (iii) the exercise of any contractual right to cause the prepayment of such Material Subsidiary

Indebtedness (other than the exercise of a remedy for an event of default under the applicable contract or agreement);
(i)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue un-dismissed or un-stayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered and continues un-stayed for 30 days;
(j)the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(k)the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(l)one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (net of any amount covered by insurance) shall be rendered against the Borrower or any Significant Subsidiary or any combination thereof and the same is not appealed, satisfied, vacated, suspended, discharged or stayed pending appeal within 60 days after entry of such judgment or is not satisfied or discharged within 30 days after the expiration of any such stay;
(m)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Significant Subsidiaries in an aggregate amount exceeding 25% of the projected benefit obligations under all Plans;
(n)this Agreement or any other material Loan Document shall cease, for any reason (other than as a result of an act or omission by the Lender), to be valid and binding and enforceable against the Borrower in any material respect, or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;
(o)any Significant Subsidiary shall fail to pay its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default and such failure shall continue for more than 30 days, except where (i) the validity or amount thereof is being contested in good faith and, if applicable, by appropriate proceedings, (ii) such Significant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect;
(p)American Savings Bank, F.S.B. shall fail to (a) be deemed “well capitalized” as defined by the Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation, or any successor, (b) have at all times a leverage ratio of not less than 5%, (c) have at all times a Tier-1 risked based capital ratio of not less than 6% or (d) have at all times a total risk-based capital ratio of not less than 10%; or
(q)a Change in Control shall occur;
then, and in every such event (other than an event described in clause (i) or (j) of this Article with respect to the Borrower), and at any time thereafter during the continuance of such event, the Lender may, in each case by notice to the Borrower, take any of the following actions, at the same or different times declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (i) or (j) of this Article with respect to the Borrower, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Lender may exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity.

ARTICLE 9.	MISCELLANEOUS
Section 9.01Notices
(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:
if to the Borrower:
Hawaiian Electric Industries, Inc.
1001 Bishop Street, Suite 2900 (if by hand delivery or overnight courier)
Honolulu, Hawaii 96813

P.O. Box 730 (if by mail)
Honolulu, Hawaii 96808-0730
Attention: Mr. James A. Ajello, Executive Vice President & Chief Financial Officer
Telephone No.: 808-543-7750
Facsimile No.: 808-203-1184
Email address: jajello@hei.com
if to the Lender, to
Bank of America, N.A.
Global Commercial Banking
WA1-501-36-06
800 Fifth Ave.
Seattle, Washington 98104
Attention: Mr. Gordon Gray, Senior Vice President
Telephone No.: 206-358-3012
Facsimile No.: 206-358-3185
Email address: gordon.h.gray@baml.com
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
(b)The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic (e-mail) delivery pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02Waivers; Amendments
(a)No failure or delay by the Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.
Section 9.03Expenses; Indemnity; Damage Waiver
(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable and duly documented fees, charges and disbursements of counsel for the Lender in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with and during any workout, restructuring or negotiations in respect of the Loans.
(b)The Borrower shall indemnify the Lender and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations hereunder and thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of (or a breach in bad faith by such Indemnitee of its express obligations under any Loan Document) such Indemnitee, (B) arise out of a claim brought by the Borrower against an Indemnitee for a breach which is finally determined by a final and nonappealable judgment to have constituted a bad faith breach of such Indemnitee’s obligations under this Agreement or (C) relate to Taxes, except as provided in Section 3.07.
(c)To the extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against any Indemnitee or the Borrower, as the case may be, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) (except, in the case of a claim against an Indemnitee, to the extent of direct or actual damages as are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations to Indemnitees in respect of claims made by third parties as set forth in Section 9.03(b).
(d)All amounts due under this Section shall be payable promptly, but in any event no later than 30 days, after written demand therefor, accompanied by proper supporting documentation, and without prejudice to the Borrower’s right to contest the amount or the validity of any claim for payment.
Section 9.04Successors and Assigns
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of any Loan Document.
(b)The Lender may assign to an Eligible Assignee all of the Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation the Loans and the Note(s)); provided, however, that except in the case of an assignment to an Affiliate of the Lender or an Approved Fund of the Lender, such assignment shall be approved, so long as no Default has occurred and is continuing under Section 8(a), 8(i) or 8(j) and no Event of Default has occurred and is continuing at the time of effectiveness of such assignment, by the Borrower (such approval not to be unreasonably withheld or delayed).

(c)The Lender may sell participations to one or more Persons (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans and the Note(s)); provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of the Note(s) for all purposes of this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or the Note or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Loans or the Note(s) or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each participant shall be entitled to the benefits of Section 3.05, 3.06, 3.07 and 9.03 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.08 as though it were the Lender, provided such participant agrees to be subject to Section 9.12 as though it were the Lender. A participant shall not be entitled to receive any greater payment under Section 3.05 or 3.07 than the Lender would have been entitled to receive with respect to the participation sold to such participant. The Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Loans or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential Information received by it from the Lender in accordance with Section 9.12 to the same extent as if it were the Lender.
(e)Notwithstanding anything to the contrary contained herein, the Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for the Lender as a party hereto.
Section 9.05Survival
All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid. The provisions of Section 3.05, 3.06, 3.07 and 9.03 shall survive and remain in full force and effect regardless of the repayment of the Loans or the termination of this Agreement or any provision hereof.
Section 9.06Counterparts; Integration; Effectiveness; Electronic Execution
This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.07Severability
In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 9.08Right of Setoff
If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that it may have.
Section 9.09Governing Law; Jurisdiction; Consent to Service of Process
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws.
(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.
(c)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10WAIVER OF JURY TRIAL
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11Headings
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12Confidentiality
The Lender agrees to maintain the confidentiality of the Information (as defined below) and not to use Information in violation of law, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, provided that each such Person agrees to maintain the confidentiality of such information on the terms set forth in this Section, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or, (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower and without breach of this Agreement; provided, however, that, unless prohibited by applicable law, the Lender will provide prior notice to the Borrower of the Lender’s intention to disclose Information pursuant to clause (c) above or to disclose Information pursuant to clause (e) above in connection with any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, including, without limitation, information received from the Borrower or any of its Related Parties pursuant to Section 6.01, 6.02 and 6.06 of this Agreement, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
THE LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 9.13Interest Rate Limitation
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender in connection with such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Lender.
Section 9.14No Third Parties Benefited
This Agreement is made and entered into for the sole protection and legal benefit of the Borrower and the Lender, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Lender shall not have any obligation to any Person not a party to this Agreement or other Loan Documents.
Section 9.15USA PATRIOT Act Notice
The Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.
Section 9.16No Fiduciary Duty
The Lender may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) the Lender has not assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) the Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto and, to the fullest extent permitted by law, hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
HAWAIIAN ELECTRIC INDUSTRIES, INC.
as the Borrower

By: /s/ James A. Ajello_____________________
Name:    James A. Ajello
Title:    Executive Vice President and
Chief Financial Officer

By: /s/ Clifford H. Chen____________________
Name:    Clifford H. Chen
Title:    Interim Treasurer
BANK OF AMERICA, NATIONAL ASSOCIATION
as the Lender

By: /s/ Gordon H. Gray_____________________
Name:    Gordon H. Gray
Title:    Senior Vice President

SCHEDULE 1.01

Funded Debt and Capitalization
(in thousands)

December 31, 2015	Unconsolidated	Consolidated
Funded Debt:
Notes payable to subsidiaries	$5,946	$—
Short-term borrowings-other than bank	103,063	103,063
Long-term debt, net-other than bank	300,000	1,586,546
Total Funded Debt *	$409,009	$1,689,609

Capitalization:
Funded Debt	$409,009	$1,689,609
Noncontrolling interest: Cumulative preferred stock of subsidiaries-not subject to mandatory redemption	—	34,293
Common stock equity **	1,953,902	1,953,902
Total capitalization	$2,362,911	$3,677,804

*	Excludes deposit liabilities, securities sold under agreements to repurchase and advances from Federal Home Loan Bank.
** Excludes accumulated other comprehensive loss of $26,262K.

SCHEDULE 4.12

SUBSIDIARIES

Corporate Organizational Structure of Subsidiaries of HEI as of March 21, 2016

1	HEI’s common stock ownership. Hawaiian Electric, Hawaii Electric Light and Maui Electric have also issued cumulative preferred stock. HEI owns 40% of Hawaiian Electric’s Preferred Series H Stock.

2	Holding company for American Savings Bank, F.S.B.

3
Administers limited retiree-related benefit programs and monitors matters relating to its predecessor’s maritime freight operations. Does not have any material business operations, assets or other activities.

4	100% of common stock owned by Hawaiian Electric. Hawaii Electric Light and Maui Electric each have one series of preferred stock outstanding.

5	100% owned by Hawaiian Electric. Formed to invest in renewable energy projects. Does not currently have any material business operations, assets or other activities.

6
100% owned by Hawaiian Electric. Formed to invest in a biodiesel refining plant to be built on the island of Maui, which project has been terminated. Does not currently have any material business operations, assets or other activities.

7	100% of common securities owned by Hawaiian Electric. HECO Capital Trust III has also issued trust preferred securities.

8	100% owned by ASB Hawaii, Inc.

SCHEDULE 7.01

EXISTING LIENS

None.

SCHEDULE 7.03

EXISTING RESTRICTIONS

Pursuant to Section 7.03 of the Credit Agreement, the following restrictions and conditions exist on March 21, 2016:

1.
Hawaiian Electric Company, Inc. (“Hawaiian Electric”), Maui Electric Company, Ltd. (“Maui Electric”) and Hawaii Electric Light Company, Inc. (“Hawaii Electric Light”) are subject to restrictive covenants in connection with the offer and sale in March 2004 of Cumulative Quarterly Income Preferred Securities, as disclosed in the Registration Statements on Form S-3, Regis. Nos. 333-111073, 333-111073-01, 333-111073-02 and 333-111073-03 filed with the Securities and Exchange Commission (“SEC”), which descriptions are incorporated herein by reference.

2.
Hawaiian Electric, Maui Electric and Hawaii Electric Light are subject to restrictive covenants in connection with their cumulative preferred stock financings to the effect that, until dividends have been paid or declared or set apart for payment on all shares of the respective company’s cumulative preferred stock, (a) no distributions on the respective company’s common stock or any future class of stock except cumulative preferred stock shall be made and (b) the respective company shall not purchase or otherwise acquire any of the respective company’s common stock or any future class of stock except cumulative preferred stock. In the event of liquidation, dissolution, receivership, bankruptcy, disincorporation or winding up of the affairs of the respective company, cumulative preferred stockholders are entitled to the par value of their shares and accrued and unpaid dividends, before any distribution is made to holders of the respective company’s common stock or any future class of stock except cumulative preferred stock.

3.
Hawaiian Electric is subject to restrictive covenants in connection with its cumulative preferred stock financings to the effect that, as long as any shares of the respective series of cumulative preferred stock are outstanding, Hawaiian Electric shall not effect the merger or consolidation of Hawaiian Electric, or sell, lease or exchange all or substantially all of the property and assets of Hawaiian Electric without first obtaining the consent in writing of the holders of at least 75% of each of the respective outstanding series of cumulative preferred stock, provided that said consent shall not be required to make a mortgage, pledge, assignment or transfer of all or any part of its assets as security for any obligation or liability of any kind or nature.

4. Hawaiian Electric, Maui Electric and Hawaii Electric Light are subject to restrictive covenants in connection with their special purpose revenue bonds which contain provisions to the effect that Hawaiian Electric, Maui Electric and Hawaii Electric Light shall not dissolve or otherwise dispose of all or substantially all of the respective company’s assets, and will not consolidate with or merge into another entity or permit other entities to consolidate with or merge into the respective company, unless certain specific requirements are met.

5.
Hawaiian Electric, Maui Electric and Hawaii Electric Light are subject to restrictive covenants in connection with their note purchase agreements dated as of April 19, 2012, October 3, 2013 and October 15, 2015 and Hawaiian Electric’s note purchase agreement dated as of September 13, 2012 (together the “Note Agreements”), pursuant to which several series of unsecured notes were issued in private placements. The Note Agreements contain a negative covenant that Hawaiian Electric will not permit the ratio of any Significant Subsidiaries’ Consolidated Subsidiary Funded Debt to Capitalization exceed a specified level, which restriction could operate indirectly to restrict the ability of Significant Subsidiaries to make Restricted Payments (as defined in Section

1.01 of the Credit Agreement) to Hawaiian Electric. Hawaiian Electric also entered into two similar note purchase agreements on each of the same April 19, 2012, October 3, 2013 and October 15, 2015 dates under which it is a “Guarantor” of Maui Electric (in three such agreements) and a Guarantor of Hawaii Electric Light (in three other such agreements). Each of these agreements contains similar negative covenants relating to the respective Consolidated Subsidiary Funded Debt to Capitalization ratios of Maui Electric and Hawaii Electric Light (as well as Hawaiian Electric) and their respective Significant Subsidiaries. The affirmative and negative restrictions are disclosed in the Current Reports on Form 8-K filed with the SEC on April 23, 2012, September 14, 2012, October 7, 2013 and October 16, 2015 and in the Quarterly Report on Form 10-Q filed with the SEC on November 7, 2013, which descriptions are incorporated herein by reference.

6.
The NextEra Merger Agreement includes a negative covenant restricting the payment of dividends or the making of distributions by subsidiaries of the Company (including repurchases or redemptions of shares of such subsidiaries) other than (a) to any such subsidiary’s direct parent with declaration, record and payment dates in accordance with such subsidiary’s past practice, (b) regular quarterly cash dividends by the direct and indirect electric utility subsidiaries of the Company in respect of each such subsidiary’s shares of preferred stock and (c) the distribution of the shares of ASB Hawaii, Inc. that will comprise the spin‑off of ASB Hawaii, Inc. contemplated by the NextEra Merger Agreement. Following the spin‑off of ASB Hawaii, Inc., no further dividends will be payable to the Company directly by ASB Hawaii, Inc. or indirectly (through ASB Hawaii, Inc.) by American Savings Bank, F.S.B.

EXHIBIT A-1
FORM OF OPINION LETTER OF GOODSILL ANDERSON QUINN & STIFEL LLP
March 21, 2016
Bank of America, N.A.
Global Commercial Banking
WA1-501-36-06
800 Fifth Avenue
Seattle, Washington 98104]
Attention: Mr. Gordon Gray
Senior Vice President

Re:	Hawaiian Electric Industries, Inc.
Ladies and Gentlemen:
We have acted as counsel to Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Borrower”), in connection with the Loan Agreement dated as of March 21, 2016 (the “Loan Agreement”), between the Borrower and Bank of America, N.A., as lender (the “Lender”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Loan Agreement. This opinion letter is rendered to you pursuant to Section 5.01(c)(i) of the Loan Agreement.
In rendering the opinions set forth in this opinion letter, we have examined originals or copies of the following documents:

(i)	the Loan Agreement;

(ii)	the Note;

(iii)	the Amended and Restated Articles of Incorporation, as amended (the “Borrower’s Charter”) of the Borrower, as filed with the Director of Commerce and Consumer Affairs for the State of Hawaii;

(iv)	the Amended and Restated By-Laws of the Borrower, as amended (the “Borrower’s By‑Laws”; and, together with the Borrower’s Charter, collectively, the “Governing Documents”);

(v)
the Certificate of the Secretary of the Borrower, as of the date hereof (the “Secretary’s Certificate”), as to the Governing Documents, as to certain actions taken by the Board of Directors of the Borrower effective as of February 9, 2016, and as to the titles, incumbency and specimen signatures of certain officers of the Borrower; and

Exhibit A-1 - 1

March 21, 2016

(vi)	a Certificate of Good Standing of the Borrower issued by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii.
The documents specified in subparagraphs (i) and (ii) above are referred to herein, collectively, as the “Loan Documents”. In rendering this opinion, we have reviewed such other certificates and other information from public and government officials and from officers and employees of the Borrower, and we have also examined such documents and corporate and other records as we have considered necessary or appropriate for the purposes of the opinions set forth in this opinion letter. However, we have made no independent verification or investigation of the factual matters set forth therein.
In our examination of the documents referred to in this opinion letter, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals or copies, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.
Based on the foregoing and subject to the other qualifications, assumptions, exclusions, and other limitations stated herein and in the Annexes attached to this opinion letter, and as limited thereby, and after examination of such matters of law as we have deemed relevant, we are of the opinion that:
1.Each Loan Document is a valid and binding obligation of the Borrower and is enforceable against the Borrower in accordance with its terms.
2.The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations under each Loan Document will not (a) violate any order, writ, injunction, judgment, determination, award or decree of which we are aware of any court applicable to the Borrower, or (b) constitute a violation by the Borrower of any applicable provisions of existing statutory law or governmental regulation covered by this opinion letter that in our experience, without having made any special investigations as to the applicability of any specific law, rule or regulation, are normally applicable to transactions of the type contemplated by the Loan Documents.
3.The Borrower is presently not required to obtain any consent, approval, authorization or order of, or make any filing with, any United States federal or State of Hawaii court or governmental or regulatory agency in order to obtain the right to execute and deliver the Loan Documents, to borrow money under the Loan Agreement, and to perform its obligations under the Loan Documents except, in each case, for actions or filings required in connection with the ordinary course conduct by the Borrower of its business and ownership or operation by the Borrower of its assets.

Exhibit A-1 - 2

March 21, 2016

4.The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Our opinions are subject to the assumptions and qualifications set forth in Annex A to this opinion letter and do not cover or otherwise address any law or legal issue which is identified in Annex B to this opinion letter.
We are members of the Bar of the State of Hawaii and our advice on every legal issue addressed in this opinion letter is based solely on the internal laws of the State of Hawaii and such federal laws of the United States which, in our experience, are normally applicable to transactions of the type reflected in the Loan Documents. Our opinion with regard to the validity, binding nature and enforceability of each of the Loan Documents is based upon the assumptions that the laws of the State of New York govern the Loan Documents and that the laws of the State of Hawaii are the same in all relevant respects as the laws of the State of New York, and we give no opinion with respect to the enforceability of the Loan Documents to the extent that the laws of the State of New York differ from the laws of the State of Hawaii.
We have not undertaken any research for purposes of determining whether the Borrower or any of the transactions which may occur in connection with the Loan Documents is subject to any law, rule, regulation or other governmental requirement other than to those laws, rules, regulations and requirements which in our experience would generally be recognized as applicable to companies engaged in business similar to the Borrower, and none of our opinions covers any such law, rule, regulation or other requirement. We have relied, without any independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Loan Documents; (iii) factual information provided to us by the Borrower; and (iv) factual information we have obtained from such other sources as we have deemed reliable. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence, absence, accuracy or completeness of such facts as of the date of this opinion letter and no inference as to our knowledge concerning such facts should be drawn.
Whenever an opinion expressed herein is qualified by the phrase “to our knowledge,” “known to us,” or “nothing has come to our attention” or other phrase of similar import, such phrase means awareness at the time this letter is delivered on the date it bears by David J. Reber, the Goodsill Anderson Quinn & Stifel LLP lawyer who has had significant involvement with the negotiation or preparation of the Transaction Documents (our “Designated Lawyer”), but does not include other information that might be revealed if there were to be undertaken a canvass of all lawyers in our firm, a general search of all files or any other type of independent investigation.
Our opinion on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the Supreme Court of the State

Exhibit A-1 - 3

March 21, 2016

of Hawaii for opinions that are based on Hawaii law, and by the Supreme Court of the United States for opinions that are based on United States federal law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.
This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which the Designated Lawyer did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.
You may rely upon this opinion letter only for the purpose served by the provision in the Loan Agreement cited in the initial paragraph of this opinion letter in response to which it has been delivered. Without our written consent: (i) no Person other than you (and your permitted assignees under the Loan Agreement) may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any Person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance.
Sincerely,

Exhibit A-1 - 4

ANNEX A

For purposes of this opinion letter, we have relied, without investigation, upon each of the following assumptions:
1.(a) the Lender (“you”) is existing and in good standing in your jurisdiction of organization or formation, (b) you have the requisite power (including, without limitation, under the laws of your jurisdiction of organization or formation) to execute, deliver and perform your obligations under each of the Loan Documents to which you are a party, (c) each of the Loan Documents to which you are a party has been duly authorized by all necessary action on your part and has been duly executed and delivered by you, (d) you have satisfied those legal requirements that are applicable to you to the extent necessary to make the Loan Documents to which you are a party enforceable against you, and (e) each of the Loan Documents to which you are a party constitute valid and binding obligations of yours and are enforceable against you in accordance with their terms (subject to the qualifications, exclusions and other limitations similar to those applicable to this opinion letter);
2.each of the Loan Documents has been duly authorized, executed and delivered by each of the parties thereto; the Borrower is duly organized and is validly existing under the laws of the State of Hawaii and the Borrower has full power, authority and legal right (including, without limitation, any legal right dependent upon there being no necessary governmental approvals or filings and no conflict with laws, governing documents or contracts) to make and perform its obligations under the Loan Documents;
3.each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete;
4.each person who has taken any action relevant to any of our opinions in the capacity of director or officer of any Person was duly elected or appointed to that director or officer position of such Person and held that position when such action was taken;
5.the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue;
6.there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence;
7.the conduct of the parties to the Loan Documents has complied with any requirement of good faith, fair dealing and conscionability; and
8.there are no agreements or understandings among the parties to any of the Loan Documents, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Loan Documents.

Annex A-1

We understand that you are separately receiving an opinion from the Borrower’s General Counsel with respect to certain of the foregoing assumptions, and we are advised that such opinion contains qualifications. Our opinion herein stated is based on the assumptions specified in this Annex A and in this opinion letter and we express no opinion as to the effect on the opinions herein stated of the qualifications contained in such other opinion.
Each of our opinions in this opinion letter is subject to:
1.the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and other similar laws, including (a) Title 11 of the United States Code, as amended (including matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed); (b) all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors; (c) state fraudulent transfer and conveyance laws; and (d) judicially developed doctrines in this area, such as substantive consolidation of entities, recharacterization and equitable subordination;
2.the effect of general principles of equity, whether applied by a court of law or equity, including principles (a) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made; (b) affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement; (c) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement; (d) requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract; (e) requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement; (f) requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and (g) affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract;
3.the qualification that provisions of any Loan Document stating that such Loan Document may only be amended or waived in writing may not be enforceable to the extent that an oral agreement or an implied agreement by trade practice, custom or course of conduct or dealing has been created modifying any such Loan Document or allowing such amendment or waiver;
4.the qualification that we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to any of the Loan Documents with any state, Federal or other laws or regulations applicable to it, or (ii) the legal or regulatory status or the nature of the business of any party;
5.the qualification that we express no opinion as to the title to any asset or the validity, perfection or priority of any security interest;

Annex A-2

6.the qualification that we express no opinion as to the validity, binding effect or enforceability of any provision of any of the Loan Documents (i) which requires further agreement by the parties or expressly or impliedly permits any party to take discretionary action which is arbitrary, unreasonable, or capricious, or would violate any implied covenant of good faith or would be commercially unreasonable, whether or not such action is permitted according to the specific terms of any of the Loan Documents, or (ii) regarding remedies available to any party for violations or breaches which are determined by a court to be nonmaterial or without substantial adverse effect upon the ability of the obligor to perform its material obligations thereunder;
7.the qualification as to the validity, binding effect or enforceability of provisions in the Loan Documents specifying certain remedies or that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, and/or that the election of a particular remedy does not preclude recourse to one or more others;
8.the effect of rules of law that: (a) limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness; (b) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; (c) limit the availability of a remedy under certain circumstances where another remedy has been elected; (d) provide a time limitation after which a remedy may not be enforced; (e) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights; (f) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale; (g) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy or litigation against another party determined adversely to such party; (h) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (i) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; and (j) may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (x) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (y) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract; and
9.the qualification that enforcement of any waiver and release or limitation of liability provisions in any of the Loan Documents may be limited to the extent such provisions are contrary to public policy or principles of equity, but such policy and equitable limitations do not, in our opinion, render the Loan Documents invalid as a whole or preclude the judicial enforcement of the obligation of the Borrower to repay the principal, together with interest thereon (to the extent not deemed a penalty) as provided in the Loan Documents.

Annex A-3

None of the opinions in this opinion letter covers or otherwise addresses any of the following types of provisions which may be contained in the Loan Documents:
1.choice-of-law provisions;
2.waivers of (a) legal or equitable defenses, (b) rights to damages, (c) rights to counter claim or set off, (d) statutes of limitations, (e) rights to notice, (f) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (g) broadly or vaguely stated rights, and (h) other benefits to the extent they cannot be waived under applicable law;
3.provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, interest upon interest, and increased interest rates upon default;
4.time-is-of-the-essence clauses and other provisions that provide a time limitation after which a remedy may not be enforced;
5.agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or as to subject matter jurisdiction); provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts;
6.provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties;
7.provisions or agreements regarding proxies, shareholders agreements, shareholder voting rights, voting trusts, and the like;
8.confidentiality and non-competition agreements;
9.provisions requiring the Borrower to perform its obligations under, or to cause any other Person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any agreement or other document that is not a Loan Document;
10.provisions purporting to prohibit, restrict or condition the assignment of rights under any Loan Document to the extent such prohibition, restriction or condition is governed by the Uniform Commercial Code;
11.provisions purporting to amend or modify an agreement without strictly complying with applicable provisions of such agreement; and
12.provisions, if any, which are contrary to the public policy of any jurisdiction.

* * * *

Annex A-4

ANNEX B

Our opinions in this opinion letter do not cover or otherwise address any of the following laws, regulations or other governmental requirements or legal issues:
1.Federal securities laws and regulations (other than with respect to the Investment Company Act of 1940, as amended, for purposes of our opinion paragraph numbered 4 above);
2.state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;
3.Federal Reserve Board margin regulations;
4.pension and employee benefit laws and regulations (e.g., ERISA);
5.Federal and state laws and regulations concerning filing and notice requirements;
6.compliance with fiduciary duty requirements;
7.the statutes and ordinances, the administrative decisions and the rules and regulations and judicial decisions of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state, regional or local level) and judicial decisions;
8.any laws, rules, regulations or administrative decisions that might be implicated by reason of the banking or public utilities business or other specifically regulated activities of the Borrower or any other entity, including but not limited to the statutes and regulations, the administrative decisions and the rules and regulations of state or federal public utilities commissions, state or federal public service commissions, any similar state or federal agency with jurisdiction over the provision of gas, electricity, water, common carrier or telecommunications services by the Borrower or any similar federal agency (including, without limitation, the Federal Energy Regulatory Commission) or any state or federal agency with jurisdiction over the provision of banking or insurance services;
9.fraudulent transfer and fraudulent conveyance laws;
10.Federal and state antitrust and unfair competition laws and regulations; environmental laws and regulations; land use and subdivision laws and regulations; tax laws and regulations; racketeering laws and regulations (e.g., RICO); health and safety laws and regulations (e.g., OSHA); labor laws and regulations;
11.Federal patent, trademark and copyright, state trademark, and other Federal and state intellectual property laws and regulations;

Annex B-1

12.Federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;
13.other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);
14.any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act); and
15.the effect of any law, regulation or order which hereafter becomes effective.
* * * *

Annex B-2

EXHIBIT A-2
FORM OF OPINION LETTER OF CHESTER A. RICHARDSON, ESQ.,
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL, SECRETARY
AND CHIEF ADMINISTRATIVE OFFICER OF THE BORROWER
March 21, 2016
Bank of America, N.A.
Global Commercial Banking
WA1-501-36-06
800 Fifth Avenue
Seattle, Washington 98104

Attention:	Mr. Gordon Gray
Senior Vice President
Re:    Hawaiian Electric Industries, Inc.
Ladies and Gentlemen:
I am the Executive Vice President, General Counsel, Secretary and Chief Administrative Officer of Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Borrower”), and, as such, I have acted as in-house counsel in connection with the Loan Agreement dated as of March 21, 2016 (the “Loan Agreement”), between the Borrower and Bank of America, N.A. (the “Lender”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Loan Agreement. This opinion is rendered to you pursuant to Section 5.01(c)(ii) of the Loan Agreement.
In connection with this opinion, I have examined (or caused others on my behalf to examine) originals or copies of the following documents:
(i)the Loan Agreement;
(ii)the Note;
(iii)the Amended and Restated Articles of Incorporation (the “Borrower’s Charter”) of the Borrower, as filed with the Director of Commerce and Consumer Affairs for the State of Hawaii;
(iv)the Amended and Restated By-Laws of the Borrower (the “Borrower’s By-Laws”; and, together with the Borrower’s Charter, the “Governing Documents”);
(v)the Certificate of the Secretary of the Borrower, as of the date hereof (the “Secretary’s Certificate”), certifying as to certain actions taken by the Board of Directors of the Borrower by resolution adopted on February 9, 2016 and as to the titles, incumbency, and specimen signatures of certain officers of the Borrower; and

Exhibit A-2 - 1

(vi)a Certificate of Good Standing of the Borrower issued by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii.
The documents specified in subparagraphs (i) and (ii) above are referred to herein, collectively, as the “Loan Documents.” In rendering this opinion, I have obtained such certificates and other information from public and government officials and from officers and employees of the Borrower, and have also examined (or caused others on my behalf to examine) such documents and corporate and other records as I have considered necessary or appropriate for the purposes of this opinion.
Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein and as limited thereby, and after examination of such matters of law as I have deemed relevant, I am of the opinion that:
1.The Borrower has been duly incorporated under the laws of the State of Hawaii and is validly existing as a corporation in good standing under the laws of the State of Hawaii. To my knowledge, the Borrower does not itself conduct any business or own or lease any property in any jurisdiction outside the State of Hawaii that would require it to qualify to do business as a foreign corporation and where the failure to be so qualified would reasonably be expected to result in a material adverse effect on the consolidated financial position of the Borrower.
2.The Borrower has the corporate power and authority to carry on its business as now conducted.
3.The execution and delivery by the Borrower of the Loan Documents, and the performance by the Borrower of its obligations under the Loan Documents, are within the Borrower’s corporate powers and have been duly authorized by all requisite corporate action on the part of the Borrower. The Borrower has duly executed and delivered each of the Loan Documents.
4.The execution and delivery by the Borrower of each of the Loan Documents and the consummation of the transactions contemplated thereby and compliance by the Borrower with the provisions thereof (i) will not conflict with or result in a breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of the Borrower’s Governing Documents or any indenture or other material agreement or other material instrument binding upon the Borrower, except for such conflict, breach or default as to which requisite waivers or consents have been obtained, (ii) will not violate any law, statute, rule or regulation, or any judgment, order, writ, injunction or decree of any court or other tribunal, applicable to the Borrower or any of its properties or assets which in my experience, without having made any special investigations as to the applicability of any specific law, rule or regulation, are normally applicable to transactions of the type contemplated by the Loan Documents, and (iii) will not result in the creation or imposition of any Lien on any asset of the Borrower. No consent or approval by, or any notification of or filing with, any court, public body or authority is required to be obtained or effected by the Borrower in connection with the execution, delivery and performance by the Borrower of its

Exhibit A-2 - 2

obligations under each of the Loan Documents or the consummation by the Borrower of the transactions contemplated thereby.
5.To my knowledge, there is no action, suit or proceeding pending against the Borrower or any of its assets before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a material adverse effect on the consolidated financial position of the Borrower, except for any actions, suits or proceedings referred to in the Current SEC Reports, or which in any manner draws into question the validity of the Loan Documents.
The foregoing opinions are subject to the following qualifications:
(a)I am a member of the Bar of the State of Hawaii and I do not hold myself out as an expert on the laws of any jurisdiction other than the State of Hawaii and the federal laws of the United States. This opinion is limited in all respects to matters governed by the laws of the State of Hawaii and the federal laws of the United States of America. I express no opinion concerning compliance with the laws or regulations of any other jurisdiction or jurisdictions, or as to the validity, meaning or effect of any act or document under the laws of any other jurisdiction or jurisdictions.
(b)I have relied as to matters of fact upon representations and warranties of the Borrower in the Loan Documents and upon certificates and representations of officers and employees of the Borrower and upon certificates of public and government officials as to matters set forth therein. My opinion in paragraph 1 as to the good standing of the Borrower is based solely on the Certificate of Good Standing of the Borrower issued by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii.
(c)I have assumed the genuineness of all signatures (other than the signatures of the officers of the Borrower), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies (and the authenticity of the originals of such documents), the accuracy and completeness of all corporate records (which includes stock ownership records) made available to me by Borrower and the capacity of each party executing a document (other than Borrower) to so execute such document.
(d)Whenever an opinion expressed herein is qualified by the phrase “to my knowledge,” “known to me,” or “nothing has come to my attention” or other phrase of similar import, such phrase is intended to mean the actual knowledge of information by the lawyers in my law department who have been principally involved in drafting the Loan Documents, but does not include other information that might be revealed if there were to be undertaken a canvass of all lawyers in the Borrower’s law department, a general search of all files or any other type of independent investigation.
This opinion is based on the laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake, to revise, update or supplement this opinion after the date hereof notwithstanding any

Exhibit A-2 - 3

change in applicable law or regulation or interpretation thereof, any amendment, supplement, modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.
You may rely upon this opinion only for the purpose served by the provision in the Loan Agreement cited in the initial paragraph of this opinion letter in response to which it has been delivered. Without my written consent: (i) no Person other than you (and your permitted assignees under the Loan Agreement) may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any Person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance.
Very truly yours,

Exhibit A-2 - 4

EXHIBIT B
FORM OF NOTE

$75,000,000	Seattle, Washington
March 21, 2016

For value received, the undersigned, HAWAIIAN ELECTRIC INDUSTRIES, INC., a Hawaii corporation (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A. (the “Lender”), at the office of the Lender located at P.O. Box 660576, Dallas, Texas 75266-0576 or at such other place as the Lender may designate in writing from time to time, the principal sum of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) or, if less, the outstanding principal balance of all Loans made by the Lender to the Borrower pursuant to the Loan Agreement (hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in the Loan Agreement. The Borrower also promises to pay interest on the unpaid principal balance hereof for the period such balance is outstanding, and all other amounts due under this Note, at said office of the Lender, in like money, at the rates of interest as provided in the Loan Agreement, on the date(s) and in the manner provided in the Loan Agreement.
The date and amount of each Loan made by the Lender to the Borrower under the Loan Agreement, and each payment of principal thereof, shall be recorded by the Lender on its books and endorsed by the Lender on Schedule I attached hereto or any continuation thereof; and in the absence of clearly demonstrated error, such Schedule shall constitute prima facie evidence thereof. No failure on the part of the Lender to make, or mistake by the Lender in making, any notation as provided in this paragraph shall in any way affect any Loan or the rights or obligations of the Lender or the Borrower with respect thereto.
This Note evidences the Loans made by the Lender and referred to in the Loan Agreement dated as of March 21, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and between the Borrower and the Lender and is subject to and shall be construed in accordance with the provisions of the Loan Agreement and is entitled to the benefits and security set forth in the Loan Documents. All capitalized terms not defined herein shall have the meanings given to them in the Loan Agreement.
The Borrower shall be entitled to repay or prepay in whole or in part the Loan(s) hereunder pursuant to the terms and conditions of the Loan Agreement.
The Borrower promises to pay, on demand, interest at the default rate pursuant to Section 3.01(b) of the Loan Agreement, from the expiration of any applicable grace period, on any overdue principal and, to the extent permitted by applicable law, overdue interest. The Loan Agreement also provides for the acceleration of the maturity of principal upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified in the Loan Agreement.

Exhibit B - 1

The Borrower waives diligence, presentment, demand, notice of dishonor, protest and any other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except to the extent that notice is specifically required under the Loan Agreement. The nonexercise by the holder of this Note of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws.
THE BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, UNDER OR IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.
[signature page follows]

Exhibit B - 2

IN WITNESS WHEREOF, the Borrower has duly executed this Note the day and year first above written.
HAWAIIAN ELECTRIC INDUSTRIES, INC.

By: _____________________________________
Name:    James A. Ajello
Title:    Executive Vice President and
Chief Financial Officer

By: _____________________________________
Name:    Clifford H. Chen
Title:    Interim Treasurer

[Signature Page to Note]

Exhibit B - 3

SCHEDULE I TO NOTE

DATE	AMOUNT OF LOAN	TYPE OF LOAN (EURODOLLAR OR ALTERNATE BASE RATE)	INTEREST RATE	INTEREST PERIOD	AMOUNT PAID	NOTION MADE BY

Schedule I - 1

EXHIBIT C
FORM OF BORROWING REQUEST
March 21, 2016
VIA FACSIMILE (206-358-3185)
Bank of America, N.A.
Global Commercial Banking
WA1-501-36-06
800 Fifth Ave.
Seattle, Washington 98104
Attention: Mr. Gordon Gray, Senior Vice President
Ladies and Gentlemen:
Reference is made to the Loan Agreement dated as of March 21, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Borrower”) and Bank of America, N.A. (the “Lender”). Capitalized terms used herein which are not defined herein are used as defined in the Loan Agreement.
Pursuant to Section 2.03 of the Loan Agreement, the Borrower hereby gives notice of its intention to borrow Loans in an aggregate principal amount of $75,000,000.00 on March 23, 2016 (a Business Day), which Loan shall consist of Eurodollar Loans as follows:

Amount	Initial Interest Period for Eurodollar Loans
$75,000,000.00	One month
The location and account to which funds are to be disbursed is the following:

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Exhibit C - 1

IN WITNESS WHEREOF, the Borrower has duly executed this Borrowing Request as of the date and year first written above.
Very truly yours,
HAWAIIAN ELECTRIC INDUSTRIES, INC.

By: ___________________________________
Name:    James A. Ajello
Title:    Executive Vice President and
Chief Financial Officer

By: ___________________________________
Name:    Clifford H. Chen
Title:    Interim Treasurer

cc: Mr. Gordon Gray, Senior Vice President
(VIA E-mail-gordon.h.gray@baml.com)

Exhibit C - 2

EXHIBIT D
FORM OF INTEREST ELECTION REQUEST
[____], 20[___]
VIA HAND DELIVERY, FACSIMILE OR ELECTRONIC DELIVERY
Bank of America, N.A.
Global Commercial Banking
WA1-501-36-06
800 Fifth Ave.
Seattle, Washington 98104
Ladies and Gentlemen:
Reference is made to the Loan Agreement, dated as of March 21, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and between Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”). Capitalized terms used herein which are not defined herein are used as defined in the Loan Agreement.
Pursuant to Section 3.02 of the Loan Agreement, the Borrower hereby gives notice of its request to convert and/or continue Loans as set forth below:
(a) [effective on ________, 20___, to continue $_________ in principal amount of presently outstanding Eurodollar Loans having an Interest Period that expires on ______, 20___ to new Eurodollar Loans that have an Interest Period of _____ month[s];]
(b) [effective on ________, 20___, to convert $_________ in principal amount of presently outstanding ABR Loans to new Eurodollar Loans having an Interest Period of _____ month[s].]
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Exhibit D - 1

IN WITNESS WHEREOF, the Borrower has duly executed this Interest Election Request as of the date and year first written above.
HAWAIIAN ELECTRIC INDUSTRIES, INC.

By: ___________________________________
Name:
Title:

By: ___________________________________
Name:
Title:

cc: Via Facsimile

[Signature page to Interest Election Request]

Exhibit D - 2